Exhibit 99.1
SandRidge Energy, Inc. Reports Financial and Operational Results for Second Quarter and First Six Months of 2009
Oklahoma City, Oklahoma, August 6, 2009 — SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and six months ended June 30, 2009.
Key Results
     Second Quarter
•	Adjusted net income available to common stockholders (which excludes non-cash asset impairments, unrealized gains or losses on derivative contracts and gains or losses on the sale of assets) of $44.3 million, or $0.25 per share fully diluted, in second quarter 2009 compared to adjusted net income available to common stockholders of $28.0 million, or $0.18 per share fully diluted, in second quarter 2008

•	Adjusted EBITDA of $144.0 million compared to $175.2 million in second quarter 2008

•	Operating cash flow of $100.2 million compared to $145.1 million in second quarter 2008

•	Net loss applicable to common stockholders of $91.2 million, or $0.52 per share fully diluted, compared to net loss applicable to common stockholders of $27.0 million, or $0.17 per share fully diluted, in second quarter 2008

•	Outstanding borrowings under senior credit facility reduced to $18.0 million at June 30, 2009
     First Six Months
•	Adjusted net income available to common stockholders (which excludes non-cash asset impairments, unrealized gains or losses on derivative contracts and gains or losses on the sale of assets) of $84.8 million, or $0.50 per share fully diluted, in the first six months of 2009 compared to adjusted net income available to common stockholders of $55.0 million, or $0.37 per share fully diluted, in the first six months of 2008

•	Adjusted EBITDA of $302.9 million compared to $342.9 million in the first six months of 2008

•	Operating cash flow of $219.3 million compared to $288.4 million in the first six months of 2008

•	Net loss applicable to common stockholders of $1.2 billion, or $7.38 per share fully diluted, compared to net loss applicable to common stockholders of $93.2 million, or $0.63 per share fully diluted, in the first six months of 2008
Adjusted net income available to common stockholders, adjusted EBITDA, and operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 9.
Tom L. Ward, Chief Executive Officer of SandRidge, commented, “During the second quarter, we closed four transactions that, when combined with our first quarter preferred stock offering, yielded almost $1 billion to the company. Proceeds from the sale of our common stock, senior notes, deep drilling rights in East Texas and midstream assets in the Piñon Field allowed us to reduce borrowings under our revolver to a minimal amount and achieve valuable financial flexibility as we move into the second half of 2009.
“During the latter part of 2008, we implemented a long-range strategy that called for hedging the majority of our 2009 and 2010 production, increasing liquidity, and reducing drilling activity in 2009. The continuation of this strategy involves a period of expansion in 2010 and 2011 in order to fill Phases 1 and 2 of the Century Plant as they are completed and producing more than 500 MMcfe per day in 2012.
“Coinciding with low gas prices during the second quarter, we conducted various plant and equipment maintenance and repairs in several of our major operating areas that resulted in an average of 15 MMcfe per day of shut-in production. With these shut-ins, our daily production averaged 292 MMcfe during the second quarter and 306 MMcfe for the first six months of 2009. We still expect to meet our 2009 production guidance of 110 to 120 Bcfe and have hedged our production for the remainder of 2009 and 2010 at an average price of $7.95 per Mcfe.”
Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Production:
Natural gas (MMcf)	22,255	21,715	46,687	40,888
Crude oil (MBbl)(1)	722	620	1,440	1,231
Natural gas equivalent (MMcfe)	26,587	25,435	55,327	48,274
Daily production (MMcfed)	292	280	306	265

Average price per unit:
Realized natural gas price per Mcf — as reported	$2.95	$10.22	$3.41	$9.11
Realized impact of derivatives per Mcf	4.12	(2.29)	3.99	(1.00)

Net realized price per Mcf	$7.07	$7.93	$7.40	$8.11

Realized crude oil price per barrel — as reported (1)	$51.79	$113.12	$45.13	$101.55
Realized impact of derivatives per barrel (1)	4.22	(13.15)	4.72	(7.81)

Net realized price per barrel (1)	$56.01	$99.97	$49.85	$93.74

Realized price per Mcfe — as reported	$3.88	$11.49	$4.05	$10.31

Net realized price per Mcfe — including impact of derivatives per Mcfe	$7.44	$9.21	$7.54	$9.26

Average cost per Mcfe:
Lease operating	$1.56	$1.58	$1.57	$1.54
Production taxes	0.02	0.53	0.04	0.47
General and administrative:
General and administrative, excluding stock-based compensation	0.69	0.87	0.75	0.83
Stock-based compensation	0.19	0.16	0.19	0.15
Depletion	1.29	2.84	1.71	2.85

Lease operating cost per Mcfe:
Excluding offshore and tertiary recovery	$1.39	$1.36	$1.42	$1.34
Offshore operations	2.76	4.26	2.66	3.52
Tertiary recovery operations	11.00	9.04	11.08	11.02

Earnings per share:

Basic and diluted net loss per share applicable to common stockholders	$(0.52)	$(0.17)	$(7.38)	$(0.63)

Basic and diluted adjusted net income per share available to common stockholders	0.25	0.18	0.50	0.37

Weighted average number of common shares outstanding (thousands)
Basic	174,154	155,204	168,767	148,124
Diluted	174,154	155,204	168,767	148,124

(1)	Includes NGLs
Discussion of Financial Results
Despite increased production and steady per unit production costs compared to the same periods in 2008, the company reported a net loss applicable to stockholders during the second quarter and first six months of 2009 as a result of depressed natural gas and crude oil prices. Natural gas and crude oil revenue for the second quarter of 2009 decreased 64.7% compared to the same period in 2008. Natural gas and crude oil revenues for the first six months of 2009 were 54.9% lower than the comparable period in 2008. Also contributing significantly to the loss applicable to stockholders during the first six months of 2009 was a first quarter $1.3 billion non-cash full cost ceiling impairment.
Production, Pricing and Operating Costs
Successful drilling throughout 2008 increased natural gas and crude oil production by 4.5% to 26.6 Bcfe for the second quarter of 2009 from 25.4 Bcfe for the second quarter of 2008 and by 14.6% to 55.3 Bcfe for the first six months of 2009 from 48.3 Bcfe for the same period in 2008. This increase in total production only partially offset lower average commodity prices received during the 2009 periods resulting in natural gas and crude oil revenues of $103.0 million for the second quarter of 2009 compared to $292.1 million for the same period in 2008. Revenues for the first six months of 2009 declined to $224.3 million from $497.6 million for the first six months of 2008.

The average price received, excluding the impact of derivative contract settlements, for natural gas decreased 71.1% to $2.95 per Mcf for the second quarter of 2009 compared to $10.22 per Mcf for the second quarter of 2008 and 62.6% to $3.41 per Mcf for the first six months of 2009 compared to $9.11 for the same period in 2008. Additionally, average prices received, excluding the impact of derivative contract settlements, for crude oil production in the second quarter of 2009 decreased 54.2% to $51.79 per barrel compared to $113.12 in the second quarter of 2008 and decreased 55.6% to $45.13 per barrel for the first six months of 2009 compared to $101.55 for the first six months of 2008.
Total production expense increased to $41.5 million for the second quarter of 2009 from $40.3 million for the second quarter of 2008 and to $87.0 million for the first six months of 2009 from $74.4 million for the first six months of 2008. The increased expenses were due to an increase in the number of wells operated and volumes produced during the 2009 period compared to the 2008 period.
Gains (Losses) on Commodity Derivative Contracts
The company enters into natural gas and crude oil swaps and basis swaps for a portion of its production in order to stabilize future cash inflows for planning purposes. The company incurred a net $19.0 million loss ($113.7 million unrealized loss and $94.7 million realized gain) on commodity derivative contracts for the second quarter of 2009 compared to a $159.8 million loss ($101.8 million unrealized loss and $58.0 million realized loss) for the same period in 2008. For the first six months of 2009, the company recorded a net gain of $187.7 million ($5.5 million unrealized loss and $193.2 million realized gain) on commodity derivative contracts. This compares to a $296.6 million net loss ($245.9 million unrealized loss and $50.7 million realized loss) for same period in 2008.
Drilling and Production Activities
The company continued to operate a reduced number of rigs on its properties during the second quarter of 2009. At June 30, 2009, the company had 6 rigs operating compared to 17 at December 31, 2008 and a high of 47 rigs operating in the second quarter of 2008. The company averaged 5 rigs operating during the second quarter of 2009 and drilled 21 wells. The company drilled a total of 65 wells during the first six months of 2009. A total of 24 gross (22 net) operated wells were completed and brought on production throughout the second quarter of 2009 bringing the total number of operated wells completed and brought on production during 2009 to 65 gross (58.5 net). Currently, SandRidge has 6 rigs operating, of which 4 are drilling in the Piñon Field area of the West Texas Overthrust (“WTO”).
Warwick Thrust drilling finding costs continue to improve as oil field service costs have declined. The cost to drill and complete a typical Warwick Thrust well has declined 34% to $2.2 million from $3.3 million. SandRidge has continued to reduce the average number of days to drill a Warwick Thrust well from 40 days to drill to a depth of 7,200 feet in the second quarter of 2008 to 26 days currently. In an effort to keep costs low through the remainder of 2009 and 2010 in the WTO and the Permian Basin, SandRidge has entered into long-term agreements at current low costs with several service providers for cementing, stimulation, directional tools, and open-hole logging.
Daily production averaged 306 MMcfe in the first six months of 2009 and 292 MMcfe in the second quarter. SandRidge shut-in approximately 15 MMcfe per day during the second quarter to perform maintenance and repairs on major plant equipment, compressors and pipelines in the WTO, Gulf Coast and Gulf of Mexico regions. The result of this work will enable the company to maximize future production and safety performance and achieve overall efficiencies. It is estimated that operations will be restored to normal during the third quarter of 2009 and total 2009 production will be within the previously issued guidance range.

CO2 Treating Capacity and Century Plant Update
The company currently has access to CO2 treating capacity in the WTO of 315 MMcf per day. Certain equipment at the Grey Ranch Plant is currently under repair and once the repairs are completed, access to CO2 treating capacity in the WTO will increase to approximately 350 MMcf per day. The company estimates these repairs will be completed during the third quarter. Also, the company plans to add additional recycle compression to the Grey Ranch Plant in the fourth quarter of 2009, which will increase SandRidge’s total CO2 treating capacity to approximately 370 MMcf per day.
Construction of the Century Plant, located in Pecos County, Texas, broke ground in November 2008. Construction of Century Plant Phase 1 is on target for completion in the second quarter of 2010. After completion of Phase 1, the Century Plant will treat approximately 400 MMcf per day of high-CO2 gas, giving the company access to total CO2 treating capacity in the WTO of approximately 770 MMcf per day. Century Plant Phase 2 is expected to come on line in 2011, increasing access to total CO2 treating capacity to over 1 Bcf per day.
Exploration Update
Exploration efforts during the second quarter continued to focus on the integration of approximately 1,300 square miles of 3-D seismic data and evolving sub-surface geologic models. The company’s exploration teams have developed an inventory of over 30 leads, the majority ranging from 7,000 to 11,000 feet, across SandRidge’s nearly 650,000 leasehold acres in the WTO. Maturation of these leads into drill-ready prospects will continue throughout the balance of 2009 in preparation for a 2010 exploration program of six wells at an approximate cost of $18 million.
Capital Expenditures
The table below summarizes the company’s capital expenditures for the three and six-month periods ended June 30, 2009 and 2008:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(in thousands)
Drilling and production
WTO	$48,995	$253,721	$163,243	$489,827
Non-WTO (excluding tertiary)	31,157	89,548	107,418	155,191
Tertiary	3,553	5,060	11,159	9,369

	83,705	348,329	281,820	654,387
Leasehold and seismic
WTO	3,754	88,550	8,132	116,590
Non-WTO (excluding tertiary)	1,806	21,800	6,006	42,244
Tertiary	—	4	—	84

	5,560	110,354	14,138	158,918

Pipe inventory	32,037	—	86,711	—

Total exploration and development	121,302	458,683	382,669	813,305

Drilling and oil field services	188	17,870	2,201	35,791
Midstream	17,340	38,203	41,288	69,429
Other — general	8,858	8,445	18,326	15,776

Total capital expenditures	$147,688	$523,201	$444,484	$934,301

The company’s capital expenditures in the second quarter of 2009 totaled $147.7 million and were 71.8% lower than capital expenditures incurred for the same period in 2008 due to the company’s decreased drilling activities. Capital expenditures for the first six months of 2009 were 52.4% lower than the comparable period in 2008.
The company’s 2009 capital expenditure program is weighted heavily to the first half of 2009 as the company entered the year operating 17 rigs, but has reduced the number of rigs currently operating to six. Capital expenditures for the second quarter of 2009, excluding the prepurchase of pipe, were $115.7 million, which was 52.2% lower than first quarter 2009 capital expenditures of $242.1 million and 77.9%

lower than second quarter 2008 capital expenditures of $523.2 million. In the second quarter of 2009, the company purchased $32.0 million of pipe to be used in 2010 compared to $54.7 million of pipe prepurchases in the first quarter of 2009.
Derivative Contracts
The table below sets forth the company’s natural gas price and basis swaps and crude oil swaps through 2012 as of August 4, 2009. Current natural gas and crude oil derivative contracts excluding basis swaps account for 67% to 73% of anticipated production for 2009 at $8.59 per Mcfe. Since May 5, 2009, the company has entered only into additional natural gas basis swaps for 2011 and 2012, which are included below.

	Year Ending
	12/31/2009	12/31/2010	12/31/2011	12/31/2012
Natural Gas Swaps:
Volume (Bcf)	79.35	80.29	0.00	0.00
Swap	$8.42	$7.70	NM	NM

Natural Gas Basis Swaps:
Volume (Bcf)	62.05	82.13	104.03	113.46
Swap	$0.74	$0.74	$0.47	$0.55

Crude Oil Hedges:
Swap Volume (MMBbls)	0.18	0.00	0.00	0.00
Swap	$126.55	NM	NM	NM
Since the company’s first quarter earnings announcement on May 7, 2009, it has added natural gas basis swaps for 10.95 Bcf at an average price of $0.59 per Mcf for 2011 and 87.84 Bcf for 2012 at an average price of $0.51 per Mcf. The company currently does not have natural gas or crude oil swaps for 2011 or 2012.

Balance Sheet
The company’s capital structure at June 30, 2009 and December 31, 2008 is presented below:

	June 30,	December 31,
	2009	2008
	(in thousands)
Cash and cash equivalents	$621	$636

Current maturities of long-term debt	15,380	16,532
Long-term debt (net of current maturities):
Senior credit facility	18,000	573,457
Notes payable — Drilling rig fleet and oil field services equipment	10,885	17,375
Mortgage	17,488	17,952
Senior Notes:
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	650,000	650,000
9.875% Senior Notes due 2016, net	350,242	—
8.0% Senior Notes due 2018	750,000	750,000

Total debt	2,161,995	2,375,316

Stockholders’ equity:
Preferred stock	3	—
Common stock	178	163
Additional paid-in capital	2,532,180	2,170,986
Treasury stock, at cost	(19,854)	(19,332)
Accumulated deficit	(2,604,327)	(1,358,296)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(91,820)	793,521

Noncontrolling interest	26	30

Total capitalization	$2,070,201	$3,168,867

The company’s total debt (short-term and long-term) decreased $213.3 million during the first six months of 2009 through net repayments of amounts outstanding under its senior credit facility with proceeds from the issuance of 9.875% Senior Notes and various other equity and asset sale transactions discussed below. Additionally, during the first six months of 2009, the company made principal payments on its rig loan and real estate loan related to the purchase of the company’s headquarters building totaling $7.7 million and $0.4 million, respectively. At June 30, 2009, the company had classified $15.4 million of its long-term debt as current. This total included $14.5 million related to its rig loan and $0.9 million related to the real estate loan. Total debt as of June 30, 2009 was $2.162 billion compared to $2.375 billion at year-end 2008. The company was in compliance with all of the financial and other covenants contained in its debt agreements at June 30, 2009.
During the first six months of 2009, the company raised a total of approximately $946.6 million and reduced amounts outstanding under its senior credit facility to $18.0 million at June 30, 2009 through the following transactions:
Equity and Debt Issuances
8.5% Convertible Perpetual Preferred Stock. In January 2009, the company privately placed 2,650,000 shares of 8.5% convertible perpetual preferred stock. Net proceeds received were approximately $243.3 million after deducting offering expenses of $8.6 million.
Common Stock. In April 2009, the company completed a registered underwritten offering of 14,480,000 shares of its common stock. Net proceeds received were approximately $107.7 million after deducting offering expenses of approximately $2.3 million.

9.875% Senior Notes due 2016. In May 2009, the company privately placed $365.5 million of 9.875% Senior Notes due 2016. Net proceeds received were approximately $342.2 million after deducting offering expenses of $7.8 million and consideration of the discount at issuance.
Asset Sales
Piñon Field Gathering and Compression Assets. In June 2009, the company completed the sale of its gathering and compression assets located in Pecos and Terrell counties, Texas, for net proceeds of approximately $197.5 million.
East Texas Deep Rights. In June 2009, the company completed the sale of its drilling rights in East Texas below the depth of the Cotton Valley formation for net proceeds of approximately $55.9 million subject to certain post-closing adjustments.

2009 Operational Guidance

Year Ended December 31, 2009
	Previous	Updated
	Projection	Projection
	as of May 7, 2009	as of August 6, 2009
Production
Natural Gas (Bcf)	92 - 102	92 - 102
Crude Oil (MMBbls)	3 - 3	3 - 3

Total (Bcfe)	110 - 120	110 - 120

Differentials
Natural Gas	$0.70	$0.79
Crude Oil	5.00	7.00

Costs per Mcfe
Lifting	$1.80 - $1.93	$1.57 - $1.73
Production Taxes	0.18 - 0.19	0.12 - 0.14
DD&A — oil & gas	1.50 - 1.57	1.50 - 1.57
DD&A — other	0.63 - 0.73	0.42 - 0.46

Total DD&A	$2.13 - $2.30	$1.92 - $2.03
G&A — cash	0.67 - 0.78	0.67 - 0.78
G&A — stock	0.25 - 0.29	0.20 - 0.25

Total G&A	$0.92 - $1.07	$0.87 - $1.03
Interest Expense	$1.29 - $1.47	$1.56 - $1.72

Corporate Tax Rate	0%	0%
Deferral Rate	0%	0%

Shares Outstanding at End of Period (in millions)
Common Stock	183.7	183.6
Preferred Stock (converted)	33.1	33.1

Fully Diluted	216.8	216.7

Capital Expenditures ($ in millions)
Exploration and Production	$400 - $565	$335 - $460
Land and Seismic	25 - 50	15 - 30

Total Exploration and Production	$425 - $615	$350 - $490
Oil Field Services	10 - 20	2 - 5
Midstream and Other	65 - 65	148 - 205

Total Capital Expenditures	$500 - $700	$500 - $700
The company is updating certain 2009 guidance from guidance provided on May 7, 2009. Lifting cost guidance has declined by $0.23 to $0.20 per unit as a result of the final terms of the company’s Piñon Field midstream asset sale. Previously issued lifting cost guidance was based upon preliminary transaction assumptions, whereas updated guidance is based upon actual terms of the executed transaction. The guidance range for production taxes has decreased due to high-cost gas severance tax refunds received during the first six months of 2009. Full-year guidance for depreciation, depletion and amortization of oil and gas assets is unchanged but will be lower in the second half of 2009 due to the company’s full cost ceiling impairment at the end of the first quarter. The decrease in guidance for depreciation, depletion and amortization of other fixed assets is attributable to the sale of the company’s gathering and compression assets in the Piňon Field and extending the useful lives of the company’s drilling, oil field services and midstream assets to align with industry average lives for similar assets. Interest expense guidance has increased to reflect the effects of the company’s 9.875% Senior Note offering in May. Guidance for general and administrative expense-stock has decreased as the company is capitalizing a portion of its non-cash stock compensation expense. Production guidance remains unchanged.
Non-GAAP Financial Measures
Operating cash flow, adjusted EBITDA, and adjusted net income available to common stockholders are non-GAAP financial measures.
The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net (loss) income before income tax expense (benefit), interest expense, and depreciation, depletion and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, gains or losses on the sale of assets and other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts, and provision for doubtful accounts). For example, adjusted EBITDA does not include the $7.5 million gain realized by the company in the second quarter of 2008 in connection with the sale of its assets located in the Piceance Basin of Colorado, or the $26.5 million loss realized by the company in the second quarter of 2009 in connection with the sale of its midstream assets in the Piňon Field. This definition of adjusted EBITDA generally conforms to the EBITDA definition in the company’s credit agreement.
Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes asset impairments, unrealized (loss) gain on derivative contracts and gains or losses on the sale of assets from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.
The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA, and adjusted net income available (loss applicable) to common stockholders.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(in thousands)
Net cash provided by operating activities	$68,751	$140,145	$141,982	$296,834
Add (deduct):
Change in operating assets and liabilities	31,441	4,991	77,283	(8,387)

Operating cash flow	$100,192	$145,136	$219,265	$288,447

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(in thousands)
Net loss	$(91,174)	$(20,343)	$(1,246,031)	$(76,968)
Adjusted for:
Income tax benefit	(365)	(10,847)	(1,534)	(41,385)
Interest expense(1)	46,324	31,866	86,825	57,844
Depreciation, depletion and amortization — other	14,034	15,780	26,760	33,745
Depreciation, depletion and amortization — natural gas and crude oil	34,350	72,256	94,443	137,332

EBITDA	3,169	88,712	(1,039,537)	110,568

Asset impairment	—	—	1,304,418	—
Provision for doubtful accounts	62	—	62	—
Income from equity investments	(200)	(556)	(434)	(1,415)
Noncontrolling interest	4	16	7	851
Interest income	(188)	(1,333)	(199)	(2,145)
Stock-based compensation	5,163	4,019	10,368	7,260
Unrealized losses on derivative contracts	109,833	92,122	1,823	235,489
Loss (gain) on sale of assets	26,170	(7,734)	26,350	(7,711)

Adjusted EBITDA	$144,013	$175,246	$302,858	$342,897

(1)	Excludes unrealized loss (gain) on interest rate swap of ($3.9) million and ($9.6) million for the three-month periods ended June 30, 2009 and 2008, respectively, and ($3.7) and ($10.4) million for the six-month periods ended June 30, 2009 and 2008, respectively.
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(in thousands)
Net cash provided by operating activities	$68,751	$140,145	$141,982	$296,834
Changes in operating assets and liabilities	31,441	4,991	77,283	(8,387)
Interest expense(1)	46,324	31,866	86,825	57,844
Other non-cash items	(2,503)	(1,756)	(3,232)	(3,394)

Adjusted EBITDA	$144,013	$175,246	$302,858	$342,897

(1)	Excludes unrealized loss (gain) on interest rate swap of ($3.9) million and ($9.6) million for the three-month periods ended June 30, 2009 and 2008, respectively, and ($3.7) and ($10.4) million for the six-month periods ended June 30, 2009 and 2008, respectively.

Reconciliation of Net Loss Applicable to Common Stockholders to Adjusted
Net Income Available to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(in thousands)
Net loss applicable to common stockholders	$(91,174)	$(26,993)	$(1,246,031)	$(93,200)
Asset impairment	—	—	1,304,418	—
Unrealized losses on derivative contracts	109,833	92,122	1,823	235,489
Loss (gain) on sale of assets	26,170	(7,734)	26,350	(7,711)
Effect of income taxes	(542)	(29,348)	(1,752)	(79,585)

Adjusted net income available to common stockholders	$44,287	$28,047	$84,808	$54,993

Per share — basic and diluted	$0.25	$0.18	$0.50	$0.37

Conference Call Information
The company will host a conference call to discuss these results on Friday, August 7, 2009 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 866-543-6403 and from outside the U.S. is 617-213-8896. The passcode for the call is 96878386. An audio replay of the call will be available at 11:00 am CDT on August 7, 2009 until 11:59 pm CDT on August 21, 2009. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 61662816.
A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.
Third Quarter Earnings Release and Conference Call
November 5, 2009 (Thursday) — Earnings press release and filing of 10-Q after market close
November 6, 2009 (Friday) — Earnings conference call at 9:00 am EDT

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)
Revenues:
Natural gas and crude oil	$103,039	$292,134	$224,280	$497,621
Drilling and services	5,176	11,957	11,571	24,291
Midstream and marketing	19,642	69,488	45,598	115,897
Other	6,242	4,471	11,663	9,327

Total revenues	134,099	378,050	293,112	647,136

Expenses:
Production	41,450	40,254	87,029	74,442
Production taxes	593	13,519	2,084	22,739
Drilling and services	6,415	5,066	12,021	12,235
Midstream and marketing	18,450	64,733	41,812	105,151
Depreciation, depletion and amortization — natural gas and crude oil	34,350	72,256	94,443	137,332
Depreciation, depletion and amortization — other	14,034	15,780	26,760	33,745
Impairment	—	—	1,304,418	—
General and administrative	23,632	26,203	52,117	47,197
Loss (gain) on derivative contracts	18,992	159,768	(187,655)	296,612
Loss (gain) on sale of assets	26,170	(7,734)	26,350	(7,711)

Total expenses	184,086	389,845	1,459,379	721,742

Loss from operations	(49,987)	(11,795)	(1,166,267)	(74,606)

Other income (expense):
Interest income	188	1,333	199	2,145
Interest expense	(42,419)	(22,223)	(83,167)	(47,395)
Income from equity investments	200	556	434	1,415
Other income, net	483	955	1,243	939

Total other (expense) income	(41,548)	(19,379)	(81,291)	(42,896)

Loss before income tax benefit	(91,535)	(31,174)	(1,247,558)	(117,502)
Income tax benefit	(365)	(10,847)	(1,534)	(41,385)

Net loss	(91,170)	(20,327)	(1,246,024)	(76,117)
Less: net income attributable to noncontrolling interest	4	16	7	851

Net loss attributable to SandRidge Energy, Inc. common stockholders	(91,174)	(20,343)	(1,246,031)	(76,968)
Preferred stock dividends and accretion	—	6,650	—	16,232

Loss applicable to SandRidge Energy, Inc. common stockholders	$(91,174)	$(26,993)	$(1,246,031)	$(93,200)

Basic and diluted loss per share applicable to SandRidge Energy, Inc. common stockholders	$(0.52)	$(0.17)	$(7.38)	$(0.63)

Weighted average number of SandRidge Energy, Inc. common shares outstanding:
Basic	174,154	155,204	168,767	148,124

Diluted	174,154	155,204	168,767	148,124

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$621	$636
Accounts receivable, net:
Trade	73,125	102,746
Related parties	201	6,327
Derivative contracts	207,342	201,111
Inventories	3,556	3,686
Costs in excess of billings	16,449	—
Other current assets	20,164	41,407

Total current assets	321,458	355,913

Natural gas and crude oil properties, using full cost method of accounting
Proved	4,996,188	4,676,072
Unproved	225,369	215,698
Less: accumulated depreciation, depletion and impairment	(3,765,118)	(2,369,840)

	1,456,439	2,521,930

Other property, plant and equipment, net	464,463	653,629
Derivative contracts	35,709	45,537
Investments	7,588	6,088
Restricted deposits	32,860	32,843
Other assets	45,799	39,118

Total assets	$2,364,316	$3,655,058

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$15,380	$16,532
Accounts payable and accrued expenses:
Trade	185,452	366,337
Related parties	176	230
Derivative contracts	6,238	5,106
Asset retirement obligation	128	275
Billings in excess of costs incurred	—	14,144

Total current liabilities	207,374	402,624
Long-term debt	2,146,615	2,358,784
Other long-term obligations	11,967	11,963
Derivative contracts	733	3,639
Asset retirement obligation	89,421	84,497

Total liabilities	2,456,110	2,861,507

Commitments and contingencies

Equity:
SandRidge Energy, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 50,000 shares authorized: 8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at June 30, 2009 and no shares issued and outstanding in 2008; aggregate liquidation preference of $265,000 at June 30, 2009	3	—
Common stock, $0.001 par value; 400,000 shares authorized; 183,254 issued and 181,856 outstanding at June 30, 2009 and 167,372 issued and 166,046 outstanding at December 31, 2008	178	163
Additional paid-in capital	2,532,180	2,170,986
Treasury stock, at cost	(19,854)	(19,332)
Accumulated deficit	(2,604,327)	(1,358,296)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(91,820)	793,521
Noncontrolling interest	26	30

Total (deficit) equity	(91,794)	793,551

Total liabilities and equity	$2,364,316	$3,655,058

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,246,024)	$(76,117)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	62	—
Depreciation, depletion and amortization	121,203	171,077
Impairment	1,304,418	—
Debt costs amortization	3,677	2,445
Deferred income taxes	4	(42,338)
Unrealized loss on derivative contracts	1,823	235,489
Loss (gain) on sale of assets	26,350	(7,711)
Investment income — restricted deposits	(17)	(243)
Income from equity investments	(434)	(1,415)
Stock-based compensation	10,368	7,260
Stock-based compensation excess tax benefit	(2,165)	—
Changes in operating assets and liabilities	(77,283)	8,387

Net cash provided by operating activities	141,982	296,834

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment(1)	(524,266)	(934,301)
Proceeds from sale of assets	253,968	153,191
Loans to unconsolidated investees	—	(4,000)
Fundings of restricted deposits	—	(781)

Net cash used in investing activities	(270,298)	(785,891)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,431,765	1,408,000
Repayments of borrowings	(1,645,278)	(665,615)
Dividends paid — preferred	—	(17,552)
Noncontrolling interest distributions	(11)	(4,059)
Proceeds from issuance of 8.5% convertible perpetual preferred stock	243,289	—
Proceeds from issuance of common stock	107,699	—
Purchase of treasury stock	(522)	(1,908)
Debt issuance costs	(8,641)	(17,056)

Net cash provided by financing activities	128,301	701,810

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15)	212,753
CASH AND CASH EQUIVALENTS, beginning of period	636	63,135

CASH AND CASH EQUIVALENTS, end of period	$621	$275,888

Supplemental Disclosure of Noncash Investing and Financing Activities:
Change in accrued capital expenditures(1)	$(79,782)	$—
Accretion on redeemable convertible preferred stock	$—	$7,636

(1)	Capital expenditures on an accrual basis were $444,484 for the six months ended June 30, 2009.

For further information, please contact:
Kevin R. White
Senior Vice President
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102-6406
(405) 429-5515
Cautionary Note to Investors — This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “2009 Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and crude oil production, pricing differentials, operating costs and capital spending, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, the duration and gravity of the recession, construction risks related to the Century Plant, including the reliance we place on third parties, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I,Item 1A — “Risk Factors” of the Annual Report on Form 10-K we filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2009 and in Part II, Item 1A - “Risk Factors” of the Quarterly Report on Form 10-Q we filed with the SEC on April 6, 2009. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.